Exhibit 10.33

CONFIDENTIAL

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the “Effective Date” (defined below) by and between Healeon Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 1111 Rancho Conejo Blvd #204, Newbury Park, CA 91320 and its wholly-owned subsidiary Healeon Medical Ltd., an entity organized under the laws of Israel and having its principle place of business in Israel, (“Healeon”) on the one hand and Suneva Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 5870 Pacific Center Boulevard, San Diego, California 92121 (“Suneva”) on the other (each individually each a “Party” and jointly the “Parties”).

WHEREAS, Healeon is the sole owner of the Licensed Intellectual Property (as defined below);

WHEREAS, Healeon is the developer and owner of certain platelet rich plasma preparation (“PRP”) and fat transfer products as defined below;

WHEREAS, Healeon and Suneva, as a condition to entering into this Agreement, are also entering into a Supply Agreement (with associated Quality Agreement) dated as of the Effective Date hereof (the “Supply Agreement”); and

WHEREAS, Suneva desires to obtain, and Healeon wishes to grant to Suneva, an exclusive, worldwide, transferable license to the Licensed Intellectual Property, Products, and certain future products to be developed in the Field of Use and in the Territory (each as defined below), subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and subject to the terms and conditions herein, and intending to be legally bound (as of the Effective Date), the parties agree as follows:

ARTICLE 1

Definitions

For the purposes of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term (as defined below), and the regulations promulgated with respect thereto.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, only for so long as such control continues to exist. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3 “Applicable Law” means all laws, rules, regulations and guidelines within the Territory (including, but not limited to, the Act and all regulations promulgated thereunder), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research and development, manufacture, marketing, distribution and/or sale of Products in the Territory or the performance of either Party’s obligations under this Agreement, in each case to the extent applicable and relevant to such Party.

1.3.1 “Effective Date” means the date of a Notice sent by Suneva to Healeon pursuant to Section 13.8 indicating that: (i) Suneva has completed due diligence to its satisfaction; (ii) Suneva agrees to release its signature pages to this License Agreement and to the Supply Agreement from escrow; and (iii) Suneva agrees to be legally bound by this License Agreement and the Supply Agreement. Suneva shall have until November 15, 2018 to conduct such due diligence. For avoidance of doubt, and notwithstanding any other provision of this License Agreement or of the Supply Agreement, neither party has or shall have any legal obligation to the other (except to conduct commercially reasonable due diligence in good faith up and until November 15, 2018) unless and until Suneva in its sole discretion elects to deliver such Notice.

1.4 “Encumbrance” means any lien, license, security interest, pledge, option or other encumbrance, restriction or limitation of any kind whatsoever that would (if ever enforced or exercised) prevent Suneva from (or otherwise adversely impact Suneva in) fully exercising or otherwise exploiting the rights granted under Section 2.1 and elsewhere in this Agreement.

1.5 “PRP” means platelet rich plasma, platelet rich fibrin, platelet rich fibrin matrix

1.6 “Change of Control” means a change in the ownership of Healeon (as defined by either the acquisition or control of a majority interest in the equity of Healeon or control of a majority of the Healeon Board of Directors by any company manufacturing or marketing medical aesthetics products or in connection with an initial public offering by Healeon or a reverse merger transaction Property pursuant to which Healeon becomes a public reporting company) or a change in the ownership or control of the Licensed Intellectual or Products.

1.7 “Control” means with respect to any item of or right under any Patents, Technical Information, or Trademarks or any other Intellectual Property Rights, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party or, if applicable, any of its Affiliates to grant a license or sublicense of such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such license or sublicense and without payment of additional consideration to such Third Party.

1.8 “Cover” or “Covering” means, (i) with respect to a Patent, that at least one Valid Claim of such Patent would be infringed by the product, method, use, or device, as applicable, and (ii) with respect to any other Intellectual Property Right, that the product, method, use or device would infringe or misappropriate such rights unless a license were granted.

1.9 “Dual Chamber Syringe” means any syringe having at least two chambers and covered by at least one Valid Claim including, for example, the device specified in Schedule C.

1.10 “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.11 “Field of Use” means PRP and fat transfer performed by physicians and medi-spas for aesthetic indications. Only medical spas with an associated medical license number will be within the Field of Use.

1.12 “Finished Product” means a saleable Product in final trade dress and packaging.

1.13 “GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period applied on a consistent basis during the period involved.

1.14 “Healeon Improvement” means any Improvement with respect to which employees, agents and/or subcontractors of Healeon are sole inventors. Inventorship for Healeon Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.15 “Improvement” means any adaptation, change, redesign, modification, invention, discovery, enhancement or development conceived, reduced to practice, developed or made after the Effective Date and requiring the practice of an invention claimed in the Patent Rights.

1.16 “Intellectual Property Rights” means any and all patent rights, copyright rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including, but not limited to, any application therefore) whether now known or hereafter existing.

1.17 “Joint Improvement” means an Improvement with respect to which employees and/or agents of both Healeon and Suneva are joint inventors in the course of performing any of their respective activities under this Agreement or under the Supply Agreement, regardless of whether any Third Parties are also joint inventors, including, without limitation, all Intellectual Property· Rights therein. Inventorship for Joint Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.18 “Joint Patent” means any Patent Covering a Joint Improvement.

1.19 “Licensed Intellectual Property” means, collectively: (i) the Patent Rights, (ii) the Technical Information, (iii) Healeon Improvements, (iv) Suneva Improvements, and (v) any Joint Improvements and Joint Patents.

1.20 “Patent” means any patent or patent application, including, without limitation, any United States provisional application, any United States non-provisional application, and any continuation, continuation-in-part, divisional, registration, confirmation, revalidation, reissue, substitution, reexamination, renewal, PCT application, patent term extension, SPC, and utility model, as well as all related extensions or restorations of terms thereof.

1.21 “Patent Rights” means: (i) all Patents set forth on Schedule A; (ii) any other Patents (excluding the Joint Patents), whether existing as of the Effective Date or arising thereafter, that at any time during the Term are owned or otherwise Controlled by Healeon and that have at least one Valid Claim Covering the composition of matter, method, manufacture, formulation, sale or use of any Product in the Field of Use in the Territory; and (iii) any and all Patents and other rights issuing from, or filed subsequent to the Effective Date of this Agreement and based on or claiming priority to or from, any of the Patents described in the preceding clause (i) of this definition, including, but not limited to, any Patents resulting from any of the foregoing.

1.22 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.23 “Product(s)” means the current and all future models/versions of (a) Healeon’s proprietary Dual Chamber Syringe and (b) Healeon’s PRP Gel Tube, each as specified in Schedule C.

1.24 “PRP Gel Tube” means a tube (e.g., a PET tube) designed for the preparation of PRP, containing a thixotropic gel, and having a maximum working volume of 12 ml of whole blood.

1.25 “Regulatory Authority” means any administrative agency responsible for the regulation of cosmetic or pharmaceutical products intended for human use, including, but not limited to, the FDA, and any other applicable administrative agency in the Territory having the aforementioned responsibilities and any successor entities thereto.

1.26 “Regulatory Filings and Approvals” means any and all permits, licenses, approvals, clearances, designations and authorizations required by any Regulatory Authority as a prerequisite to the development, manufacturing, packaging, marketing, selling and/or use of a Product in the Field of Use in any jurisdiction in the Territory, or otherwise issued by any Regulatory Authority with respect to any Product in the Field of Use in any jurisdiction in the Territory, as well as any _ _ applications for any of the foregoing filed with any Regulatory Authority.

1.27 “Sublicensee” means any Third Party or Affiliate of Suneva that has entered into an agreement with Suneva sublicensing to such Third Party or Affiliate pursuant to Section 2.2 any of the rights granted to Suneva by Healeon pursuant to Section 2.1. For clarity, “Sublicensee” includes, but is not limited to, any Third Party that is sublicensed or otherwise authorized by Suneva to import, export, offer for sale, sell or otherwise promote, market and distribute Products in the Territory, but which has no right to make or have made any Products, such as distributors or value added resellers.

1.28 “Technical Information” means (i) any technical, scientific and other data, information and know-how (including, but not limited to, any biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, and further including, but not limited to, study designs and protocols, assays and biological methodology) that (a) is described on Schedule B, (b) was or is used, created or developed either by or on behalf of Healeon, and relates directly to a Product in the Field of Use or (c) is at any time during the Term owned or otherwise Controlled by Healeon, whether existing as of the Effective Date or arising thereafter, and is necessary for the development, use or manufacture of Products for the Field of Use and (ii) any and all Intellectual Property Rights embodied in or associated with any of the foregoing; provided, however, that notwithstanding anything to the contrary, the Technical Information shall not include any Joint Patents or Joint Improvements.

1.29 “Territory” means the United States of America, Mexico, Canada, South Korea and China (including Hong Kong and Macau).

1.30 “Third Party” means any Person other than Healeon, Suneva and their respective Affiliates.

1.31 “Trademark” means any rights to: (i) any future or existing Suneva owned trademark(s) that may be used in the commercialization of the Product; (ii) any and all trademarks, service marks, trade names, logos and trade dress specific to or typically used by Healeon with the Products; and (iii) any and all applications, registrations, common law rights and other rights with respect to any of the foregoing.

1.32 “Suneva Improvement” means any Improvement with respect to which employees, agents and/or subcontractors ofSuneva are sole inventors. Inventorship for Suneva Improvements shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.33 “Valid Claim” means a claim pending (and not abandoned by Healeon or its licensor(s) in a Patent application included within the Patent Rights, or an issued and unexpired claim in a Patent included within the Patent Rights, which claim, in each case (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise and (ii) would but for the license granted hereunder, be infringed by the manufacturing, use, import, export, development, distribution, marketing, promotion, offer to sell and sale of a Product in Use in the Territory.

ARTICLE 2

License Grant

2.1 Grant of License

2.1.1 License Grant

2.1.1.1.	Dual Chamber Syringe: During the Term and subject to Suneva’s compliance with the terms and conditions of this Agreement, Healeon, on behalf of itself and its Affiliates, hereby grants to Suneva an exclusive (even as to Healeon and its Affiliates), transferable (to the extent permitted under Section 13.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Intellectual Property, solely in the Field of Use and within the Territory, to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Dual Chamber Syringe.

2.1.1.2	PRP Gel Tube: During the Term and subject to Suneva’s compliance with the terms and conditions of this Agreement, Healeon, on behalf or itself and its Affiliates, hereby grants to Suneva a non-exclusive, transferable (to the extent permitted under Section 13.2 below) license, with the right to grant sublicense in accordance with Section 2.2, under the Licensed Intellectual Property, solely in the Field of Use and within the Territory, to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the PRP Gel Tube. For the avoidance of doubt, Healeon and its Affiliates retain the right to sell the PRP Gel Tube and similar products, including those with the same or different working volumes, within and outside the Territory and within and outside the Field of Use.

2.1.2 No Manufacture Except Following a Triggering Event

Notwithstanding the foregoing license to make and have made, Suneva shall not manufacture, make or have made the Products other than in accordance with the Supply Agreement in the event of a Triggering Event as defined therein.

2.1.3 Reserved Right

Notwithstanding the foregoing exclusive license grant, Healeon reserves and retains the right to perform directly or indirectly, any and all research and development activities concerning Products as Healeon deems appropriate. Further, the exclusivity described above in Section 2.1 shall not preclude Healeon from performing its obligations under the Supply Agreement.

2.2 Sublicensing

Suneva may sublicense all or any portion of its rights set forth in Section 2.1 above to Sublicensees with or without the further right to·sublicense under the following conditions:

2.2.1.	Suneva shall notify Healeon in advance and in writing of any potential Sublicensees;

2.2.2.	Healeon shall approve in advance all Sublicensees and sublicenses, wherein such approval shall not be unreasonably withheld;

2.2.3.	all sublicenses must be in writing and signed by both applicable parties, enforceable according to its terms;

2.2.4.	no sublicense will grant, or purport to grant, any broader rights than those set forth in Section 2.1; and

2.2.5.	Sublicensees agree in writing to:

2.2.5.1.	acknowledge that Healeon may cancel any sublicense for cause including, but not limited to, poor Product quality or marketing practices of the Sublicensee, and

2.2.5.2.	acknowledge that termination of this License Grant set forth in Section 2.1 causes (a) termination the sublicense or (b) the conversion to a license directly between Healeon and the Sublicensee upon mutual agreement between Healeon and the Sublicensee.

ARTICLE 3

Regulatory Matters

3.1 Ownership and Maintenance of Regulatory Filings and Approvals

As between the parties, Healeon shall solely own any Regulatory Filings and Approvals in the United States that are either: (i) pending or in effect as of the Effective Date or (ii) made by or on behalf of it, or are obtained by or on behalf of it, following the Effective Date. As to non-US jurisdictions (present or future) Suneva, in its sole discretion and acting directly or through its sublicensee or agent, will be responsible for the filing and maintenance of any non-U.S. Regulatory Filings and Approvals deemed necessary for the marketing of the Products in such any jurisdiction(s) within the Field of Use. Healeon shall promptly notify Suneva in writing of any correspondence received from any Regulatory Authority relating to any Product with respect to the manufacture of Product, Field of Use and the Territory, or Regulatory Filings and Approvals relating to any Product with respect to the Field of Use and the Territory, and shall provide Suneva with copies of any such correspondence. Healeon will provide Suneva with reasonable assistance, at no charge to Suneva, with respect to Regulatory Filings and Approvals outside the United States that are either: (i) pending or in effect as of the Effective Date or (ii) made by or on behalf of Suneva, or are obtained by or on behalf of Suneva, following the Effective Date. Healeon represents and warrants that it shall obtain U.S. Regulatory Approval for each and all of the Products on or before December 31, 2019 and agrees that if it fails to do so by said date, it will refund certain payments to Suneva as provided in Section 6,1.

ARTICLE 4

Delivery of Technical Information; Assistance; Development and Marketing; Non-Compete

4.1 Delivery of Technical Information

Promptly after the Effective Date, and from time to time thereafter as may be reasonably requested by Suneva, Healeon shall deliver to Suneva, at no charge to Suneva, copies of all Technical Information reasonably in Healeon’s possession as of the Effective Date or, if applicable, at the time of any subsequent request. Healeon represents and warrants that Suneva has a complete, current written description of the Products and the process needed to manufacture same. Healeon will update this information to include any subsequent improvements, adjustments or refinements manufacturing process.

4.2 Development and Commercialization

4.2.1 Subject to Section 4.2.3 and Healeon’s performance of its obligations under the Supply Agreement, and further subject to any required Regulatory Authority approvals, Suneva shall use commercially reasonable efforts, itself and/or through the activities of Sublicensees, to commercialize Products in the Territory.

4.2.2 Subject to this Section 4.2, Suneva shall have sole discretion over all marketing, pricing, promotion, strategy, reimbursement, branding, distribution and sales issues relating to any Product in the Field of Use in the Territory.

4.2.3 The parties acknowledge and agree that, notwithstanding anything to the contrary: (i) the obligations of Suneva with respect to the Products under this Section 4.2 are expressly conditioned upon, among other things, the continuing absence of any material adverse condition or event beyond Suneva’s reasonable control relating to the safety, efficacy or commercial viability of the Product, and the obligations of Suneva under this Section 4.2 shall be delayed or suspended so long as any such material adverse condition or event exists and (ii) in addition, Suneva shall not be in breach of this Agreement for any failure to meet any of its obligations under this Section 4.2, to the extent such failure is attributable to any delay or other act or omission of Healeon or any Regulatory Authority, or any other cause outside the reasonable control of Suneva.

4.3 Supply Agreement

4.3.1 Manufacturer

The parties acknowledge that pursuant to the Supply Agreement, Healeon has agreed to manufacture the Products for Suneva. The parties acknowledge that Suneva reserves the right to transfer any or all of the services provided by Healeon under the Supply Agreement to an Alternate Manufacturing Facility only under the circumstances set forth in and subject to the Supply Agreement.

4.4 Non-Diversion: Healeon.

Except as otherwise provided herein, during the Term, neither Healeon nor its Affiliates will, without the written consent of Suneva, directly or indirectly manufacture, sell, license, distribute, supply, commercially exploit, make available, or otherwise directly or indirectly provide or divert any Product (or grant any rights in relation to any of the foregoing) for, or to any Person other than Suneva or its Affiliates in the Territory within the Field of Use (a “Direct Diversion”). In addition, Healeon shall use commercially reasonable efforts to ensure that none of its distributors nor its licensees will engage in any activities that if taken by Healeon would be a Direct Diversion (an “Indirect Diversion” and together with a Direct Diversion, a “Healeon Diversion”). Such commercially reasonable efforts shall include (i) requiring all future licensees and distributors to agree to negative covenants concerning Indirect Diversions, and (ii) Healeon’s reasonable enforcement of such covenants.

In the event that Healeon becomes aware of a material Healeon Diversion, Healeon shall promptly provide Suneva with written notice of such Healeon Diversion. Such notice shall describe the facts concerning such Healeon Diversion to the best of Healeon’s knowledge, and Healeon’s strategy to prevent the continuation of such Healeon Diversion. In the case of a material Direct Diversion, Healeon shall take such actions as are necessary to cause the termination of such Direct Diversion. In the case of an Indirect Diversion, shall use commercially reasonable efforts to cause the termination of such Indirect Diversion. If, (i) in the case of a Direct Diversion, Healeon shall fail to terminate such Direct Diversion or (ii) in the case of an Indirect Diversion, Healeon shall (a) fail to use commercially reasonable efforts to cause the termination of such Indirect Diversion or (b) despite the use of commercially reasonable efforts such Indirect Diversion shall continue for a period of one hundred eighty (180) days thereafter, Healeon shall compensate Suneva for any losses incurred as a result of such Healeon Diversion incurred on and after the date which is one hundred and eighty (180) days following Healeon obtaining actual knowledge of such Healeon Diversion. The parties hereto agree that a reasonable estimate of Suneva’s losses under such a circumstance shall be two (2) times Suneva’s lost gross profit on the Product that is the subject of such Healeon Diversion. As such the parties hereto agree to such amount as liquidated damages, and not as a penalty. For the avoidance of doubt, to the extent that there are multiple Healeon Diversions, each Healeon Diversion shall be treated as a separate and independent event hereunder.

4.5 Non-Diversion: Suneva.

During the Term, neither Suneva nor its Affiliates will, without the written consent of Healeon, directly or indirectly manufacture, sell, license, distribute, supply, commercially exploit, make available, or otherwise directly or indirectly provide or divert any amounts of Product (or grant any rights in relation to any of the foregoing) for, or to any Person other than Healeon or its Affiliates outside of the Territory and the Field of Use (a “Direct Diversion”). In addition, Suneva shall use commercially reasonable efforts to ensure that none of its distributors nor its licensees will engage in any activities that if taken by Suneva would be a Direct Diversion (an “Indirect Diversion” and together with a Direct Diversion, a “Suneva Diversion”). Such commercially reasonable efforts shall include (i) requiring all future licensees and distributors to agree to negative covenants concerning Indirect Diversions, and (ii) Suneva’s reasonable enforcement of such covenants.

In the event that Suneva_becomes aware of a material Suneva Diversion, provide Healeon with written notice of such Suneva Diversion. Such notice shall describe the facts concerning such Suneva Diversion to the best of Suneva’s knowledge, and Suneva’s strategy to prevent the continuation of such Suneva Diversion. In the case of a material Direct Diversion, Suneva shall take such actions as are necessary to cause the termination of such Direct Diversion. In the case of an Indirect Diversion, shall use commercially reasonable efforts to cause the termination of such Indirect Diversion. If, (i) in the case of a Direct Diversion, Suneva shall fail to terminate such Direct Diversion or (ii) in the case of an Indirect Diversion, Suneva shall (a) fail to use commercially reasonable efforts to cause the termination of such Indirect Diversion or (b) despite the use of commercially reasonable efforts such Indirect Diversion shall continue for a period of one hundred eighty (180) days thereafter, Suneva shall compensate Healeon for any losses incurred as a result of such Suneva Diversion incurred on and after the date which is one hundred and eighty (180) days following Suneva obtaining actual knowledge of such Suneva Diversion. The parties hereto agree that a reasonable estimate of Healeon’s losses under such a circumstance shall be two (2) times Healeon’s lost gross profit on the Product that is the subject of such Suneva Diversion. As such the parties hereto agree to such amount as liquidated damages, and not as a penalty. For the avoidance of doubt, to the extent that there are multiple Suneva Diversions, each Suneva Diversion shall be treated as a separate and independent event hereunder.

4.6 Non-Compete with Respect to Dual Chamber Syringe

For so long as Suneva, its Affiliates or any Sublicensee has rights to the Licensed Intellectual Property, neither Healeon nor any of its Affiliates shall develop, manufacture, market or sell (or license or assist any Third Party to develop, manufacture, market or sell) in the Field of Use in the Territory the Dual Chamber Syringe or another syringe product with similar operating features covered by at least one Valid Claim including, for example, the device specified in Schedule C, for the preparation of PRP blood components except as necessary to perform Healeon’s obligations under this Agreement and the Supply Agreement. For avoidance of doubt, Healeon and its Affiliates maintain the right to sell the PRP Gel Tube throughout the world in any field of use.

ARTICLES

Intellectual Property

5.1 Patent Prosecution

At all times, Healeon or its designee will have sole control over the filing, prosecution, maintenance, and management of any and all issued patents and pending and future patent applications encompassing the Patent Rights and Joint Intellectual Property. Healeon will select all outside or in-house counsel for prosecution of the Patent Rights and such counsel will represent Healeon in all such prosecution. Healeon will keep Suneva fully informed of all prosecution related actions and will consider any comments or suggestions made by Suneva on those actions. Each Party will promptly inform the other Party as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights.

5.2 Joint Intellectual Property

Healeon shall own, and Suneva shall assign or have assigned all right, title and interest in any Joint Improvements and any Joint Patents. All Joint Improvements and/or Joint Patents shall be and hereby are included in Licensed Intellectual Property and subject to the License Grant set forth in Section 2.1 and the other obligations of this Agreement. For the avoidance of doubt, nothing in this Section 5.2 shall sever to expand or otherwise alter the scope and definition of the Territory and the Field of Use.

5.3 Patent Fee Reimbursement

Healeon shall pay all fees and costs associated with the Licensed Intellectual Property, including for any Joint Patents. Suneva shall pay all fees and costs associated with Suneva Improvements.

ARTICLE 6

Financial Terms

6.1 Licensee Fee

Suneva agrees to pay Healeon a Licensee Fee of seven-hundred and fifty thousand dollars ($750,000) as follows: (1) within five (5) days of the Effective Date a $150,000 initial payment; (2) on or before the 10th of each month beginning with the month following the Effective Date, twelve payments of $50,000. Healeon hereby grants to Suneva, effective upon payment of the initial $150,000 payment, a security interest in favor of Suneva on all Patent Rights owned or controlled by Healeon and agrees to cooperate in Suneva’s efforts to perfect such security interest. Should Healeon fail to obtain U.S. Regulatory Approval for each and all of the Products on or before December 31, 2019, then it shall refund $300,000 (six months oflicense payments) to Suneva on or before March 31, 2020 and such refund shall be Suneva’s exclusive remedy for such breach.

6.2 Manufacturing Fees & Minimum Annual Purchase Obligation

Shall be paid as specified in the Supply Agreement.

6.3 Form of Payment; Late Payments; Disputed Payments

Unless otherwise agreed to by the parties, all payments under this Agreement shall be paid in United States Dollars. If either Party fails to pay any amount due under this Agreement by the applicable due date, without limiting any other remedies that may then be available to the Party (including, without limitation, termination for material breach pursuant to Section 10.2), said Party will have the right to assess late charges in an amount equal to the lesser of one-percent (1.0%) per month or the maximum amount allowed under Applicable Law, whichever is lower. Notwithstanding the foregoing, late charges shall not apply in respect of amounts that either Party disputes in good faith.

ARTICLE 7

Enforcement of and Challenges to Licensed Intellectual Property

7.1 Infringements

7.1.1 Notice of Potential Infringement.

During the Term, if either Party learns of any potential infringement, unauthorized use or misappropriation, or claim of ownership by a Third Party with respect to the Licensed Intellectual Property in connection with any Product within or outside of the Territory for any use (each, a “Potential Infringement”), such Party shall promptly notify the other Party in writing, and shall promptly provide such other Party with available evidence of such Potential Infringement.

7.1.2 Prosecution of Potential Infringements.

Healeon shall have the first right (but not the obligation) to initiate legal action to enforce all Licensed Intellectual Property, including Joint Patents, against infringement and to protect the same from misappropriation, or to defend any declaratory judgment or inter parties review actions (or foreign equivalents thereof) relating thereto, at its sole expense. In the event that Healeon fails to initiate or defend such action within thirty (30) days after being first notified of such infringement or misappropriation, Suneva shall have the right to do so for infringements within the Field of Use and the Territory at its sole expense and using counsel of its choice.

7.1.3 Cooperation.

If one Party exercises its right to initiate or defend legal action against a Third Party as set forth in Section 7.1.2 above, such initiating/defending Party shall keep the other Party reasonably and regularly informed of the status and progress of the action. The non-initiating/non-defending Party agrees to be joined as a Party plaintiff where necessary for purposes of legal standing and to give the initiating/defending Party reasonable assistance and authority to file and prosecute the suit. In such case, the costs and expenses of the non-initiating/non-defending Party shall be borne by the initiating/defending Party, and the initiating/defending Party shall indemnify the non-initiating/non-defending Party against any claims, suits, losses, or liabilities incurred as a result of being joined as plaintiff, except to the extent arising from the negligence or willful misconduct of the non-initiating/non-defending Party. In any event, the non-initiating/non-defending Party shall have the right to be represented in the action by counsel of its choice and at its own expense. Any damages or other monetary awards recovered in the action shall be used first to reimburse the Parties; documented out-of-pocket legal expenses related to the proceedings, and then any remaining damages or other monetary awards shall be retained by the initiating/defending Party. In the event that the Parties agree to share the cost of the action as part of a cost-sharing arrangement, such damages or other monetary awards shall be shared by the Parties in proportion to their relative contributions to the total costs and expenses of the action, or as otherwise agreed by the Parties in writing. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.1.3 may not be entered into without the consent of both Parties, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLES

Term and Termination

8.1 Term

This Agreement shall become effective on the Effective Date and, unless and until terminated pursuant to Section 8.2, Section 8.3, Section 8.4 or Section 8.5, shall continue in effect until the later of five (5) years from the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew, unless and until terminated by Suneva at will on no less than 6 months’ Notice to Healeon or pursuant to Section 8.2, Section 8.3, Section 8.4 or Section 8.5, for up to two successive 5-year periods each of which shall be known as a “Renewal Term” (the Initial Term and all subsequent Renewal Terms shall be known as the “Term”).

8.2 Termination for Material Breach

Upon any material breach of this Agreement by a Party, including, without limitation, failure of a Party to pay any amounts due to the other Party or to supply Products in accordance with the terms of the License or Supply Agreement, the other Party shall have the right to terminate this Agreement by giving sixty (60) days prior, written notice to the breaching Party; provided, however, that this Agreement shall not terminate if the breaching Party has cured such breach by the end of such sixty (60) day period. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed for the breaching Party to cure such breach, and the breaching Party has during such sixty (60) day period commenced good faith and diligent efforts to cure such breach, then the other Party shall provide the breaching Party with additional time beyond such sixty (60) day period as reasonably necessary for the breaching Party to cure such breach (but in any event, not more than four (4) months after the date of the breach notice), provided that the breaching Party continues to act in good faith and diligently to cure such breach during any such extension period. Notwithstanding the foregoing, however, in the event of a breach of Healeon’s obligation to obtain Regulatory Approval for the Products on or before as the date specified in Section 3.1, Suneva shall be entitled to Terminate this Agreement and as an exclusive remedy-shall be entitled to an immediate refund of $300,000 as set forth in Section 6.1.

8.3 Termination for Challenges to Patent Rights

Healeon shall have the right to terminate this Agreement in its entirety, immediately upon the issuance of written notice to Suneva, if at any time Suneva or any of its Affiliates or Sublicensees challenges the validity, enforceability or scope of any of the Patent Rights in any court or before any governmental authority with authority to determine the validity, enforceability or scope of such Patent Rights, or cause or request, without the prior written approval of Healeon, a review by any such court or governmental authority of the same.

8.4 Termination for Bankruptcy or Insolvency

Either Party hereto shall have the right to terminate this Agreement immediately by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing or (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors. Each of the events described in this Section 8.4 shall be known as an “Insolvency Event.”

8.5 Termination for Convenience by Suneva

Suneva shall have the right at any time to terminate this Agreement in its entirety, for convenience, by giving one (1) year’s notice thereof in writing to Healeon.

8.6 Consequences of Termination

8.6.1 License and Assignment

Upon expiration or non-renewal of the Term pursuant to Section 8.1, or any termination of this Agreement by either Party for any reason or pursuant to any provision of this Agreement, the license granted to Suneva under Section 2.1.1 shall terminate, subject to Section 8.6.2 below, and all other rights and licenses granted to Suneva herein shall terminate and revert to Healeon on termination.

8.6.2 Sublicenses

Notwithstanding anything to the contrary, upon any termination of this Agreement by either Party, any sublicenses of the Licensed Intellectual Property under each agreement pursuant to which such a sublicense was granted under this Agreement to a Sublicensee shall, to the extent not imposing obligations on Healeon in excess of or materially different from those contained herein and to the extent benefitting and protecting Healeon in substantially and materially the same manner contained herein, at the election of Healeon, either: (i) be terminated automatically once Suneva notifies the applicable Sublicensee that it is exercising any termination right provided for in the applicable sublicense agreement; or (ii) survive such termination and be automatically assigned to Healeon in order to provide for the applicable Sublicensee’s continued enjoyment of their rights under such sublicense agreement; provided that the applicable Sublicensee is not in breach or default of any terms of their sublicense agreement or of this Agreement as of the date Healeon’s notice of election is received by Suneva.. Healeon shall notify Suneva of its election within ten (10) business days following the effective date of termination of this Agreement. Failure to provide such notice to Suneva by 5:00 p.m. PST/PDT on the last day of the ten (10) business day period will result in the automatic termination of all of Suneva’s sublicenses granted hereunder at such time.

8.6.3 Inventory

Notwithstanding anything to the contrary, for one hundred eighty (180) days following the effective date of any termination of this Agreement (the “Sell-Off Period”), Suneva and any sublicensees shall have the right, but not the obligation, to sell-off any excess Product that was manufactured and packaged or on order prior to the effective date of termination, subject to its compliance with the terms of this Agreement applicable to any such sales made during that period.

8.6.4 Confidential Information

Except as otherwise provided herein, upon termination of this Agreement, all remaining records and materials in a Party’s possession or control containing the other Party’s Confidential Information and to which the former Party does not retain rights hereunder, shall promptly be returned or destroyed at the request of the disclosing Party. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel for the former Party solely for archival purposes,

8.7 Survival

The following provisions shall survive any termination or expiration of this Agreement: Article 1 (“Definitions”), Article 5 (“Intellectual Property”), Section 8.6 (“Consequences of Termination”), this Section 8.7 (“Survival”), Article 9 (“Representations and Warranties”), Article 10 (“Limitation of Liability”), Article 11 (“Indemnification”), Article 12 (“Confidentiality”) and Article 13 (“General Provisions”).

8.8 Remedies

Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement which complies with the terms of this Agreement whether or not such Party is aware of any such damage, loss or expense. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as expressly agreed to otherwise herein.

ARTICLE 9

Representations and Warranties

9.1 Mutual Representations and Warranties

Each Party hereby represents, warrants and covenants as of the Effective Date and at all times during the Term thereafter as follows:

9.1.1 Organization.

Such Party (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction where such company was formed or incorporated, and (ii) has all necessary company power and authority to own its properties and to conduct its business, as currently conducted.

9.1.2 Authorization.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such Party, have been duly authorized by all necessary company proceedings of such Party, and this Agreement has been duly executed and delivered by such Party.

9.1.3 No Conflict.

The execution and delivery of this Agreement and the consummation of the transactions contemplated herein as of the Effective Date do not, and after the Effective Date will not: (i) conflict with or result in a breach of any provision of such Party’s organizational documents; (ii) result in a material breach of any material agreement to which such Party is bound; (iii) result in a violation of any judicial order to which such Party is subject; (iv) require such Party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof or are expressly contemplated herein; or (v) to the knowledge of such Party, violate any Applicable Law applicable to such Party in any material respect.

9.1.4 Enforceability.

This Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

9.2 Representations and Warranties of Healeon.

In addition, Healeon hereby represents, warrants and covenants as of the Effective Date, and at all times during the Term thereafter, as follows:

9.2.1 Title to Licensed Intellectual Property.

Healeon warrants that, as of the Effective Date, it solely owns or has the exclusive license with the right to sublicense to, and, except as provided in Section 2.1, shall maintain sole ownership of or exclusive license to, all right, title, and interest in and to the Licensed Intellectual Property within the Territory and the Field of Use, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of any encumbrances except as disclosed on Schedule A. To Healeon’s knowledge, there are no inventors of Patent Rights other than those listed as inventors on patent applications filed for such Patent Rights.

9.2.2 No Other Assets.

Other than the Licensed Intellectual Property, neither Healeon nor any of its Affiliates (collectively, the “Healeon Parties”), holds any ownership, license or other right in or to any Intellectual Property Rights necessary for the development manufacture, use, sale or commercialization of any Product in the Field of Use in the Territory.

9.2.3 No Infringement of Third Party Intellectual Property.

To Healeon’s knowledge and after reasonable inquiry and obtaining a freedom to operate opinion from counsel of Healeon’s choice (which opinion has been delivered to Suneva), Healeon represents and warrants that neither the Products nor their intended use within the Field of Use infringe any Third Party’s Intellectual Property Rights.

9.2.4 No Challenges to Validity or Enforceability.

To the knowledge of the Healeon Parties, the title of Healeon or any other Healeon Party thereto has not been questioned in any litigation, governmental inquiry or proceeding to which any Healeon Party is or was a Party and, to the knowledge of the Healeon Parties, no such litigation, governmental inquiry or proceeding is threatened.

9.2.5 No Known Infringements by Third Parties.

To the knowledge of the Healeon Parties, there has not been and is not currently any infringement, misappropriation or unauthorized use by any Third Party of any of the Licensed Intellectual Property.

9.2.6 Preservation of Trade Secrets.

The Healeon Parties have taken commercially reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary data and other confidential information included in the Technical Information.

9.2.7 Absence of Claims.

To the knowledge of the Healeon Parties: (i) there are no suits or actions, administrative, arbitration or other proceedings, or, governmental investigations, pending or threatened against any of the Healeon Parties with respect to the Products or any of the Licensed Intellectual Property, (ii) no Person has notified any of the Healeon Parties in writing of any threatened claim with respect to any of the foregoing and (iii) there is no judgment, order, injunction, decree, writ or award against any of the Healeon Parties that is not satisfied and remains outstanding with respect to any of the foregoing.

9.2.8 Compliance With Law; Regulatory Matters.

No written communication has been received by any of the Healeon Parties, and to the knowledge of the Healeon Parties no regulatory enforcement action or any related review or investigation by any Regulatory Authority or other governmental authority is pending or threatened with respect to any alleged or actual violation by any of the Healeon Parties of any Applicable Law or other requirement of any Regulatory Authority or other governmental authority relating to the development, clinical trials or other operations conducted by any of the Healeon Parties with respect to any of the Licensed Intellectual Property for any Product. To the knowledge of Healeon, all Technical Information has been developed in accordance with Applicable Law.

9.2.9 Past Product Activities.

All past activities by Healeon relating to the development, sales, marketing and commercialization of the Products have been conducted in accordance with Applicable Law. Healeon is not aware of any safety issues or concerns regarding the Products. There have been no serious adverse events related to any of the Products.

9.3 Representations and Warranties of Suneva.

In addition, Suneva hereby represents, warrants and covenants as of the Effective Date as follows:

9.3.1 Compliance With Law; Regulatory Matters.

Suneva will act in accordance with Applicable Law with respect to the sales and marketing of any Products. No written communication has been received by Suneva, and no regulatory enforcement action or any related review, or to the knowledge of Suneva, investigation, by any Regulatory Authority or other governmental authority is or at any time prior to the Effective Date, has been, pending (or, to the knowledge of Suneva, is or at any time prior to the Effective Date, has been, threatened by any Regulatory Authority or other governmental authority) with respect to any alleged or actual violation by Suneva of any Applicable Law or other requirement of any Regulatory Authority or other governmental authority relating to the development, clinical trials and other operations conducted by Suneva.

9.3.2 No Inconsistency.

Suneva is not currently a Party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

9.4 DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THIS AGREEMENT (I) THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL, THAT ANY PRODUCT WILL OBTAIN MARKETING AUTHORIZATION APPROVAL IN THE TERRITORY OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED OR (II) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON-TOXICITY OR PATENTABILITY OF ANY LICENSED INTELLECTUAL PROPERTY, PRODUCTS OR ANY RESULTS PROVIDED BY EITHER PARTY PURSUANT TO THIS AGREEMENT. NOTHING IN THIS SECTION 9.4 SHALL BE CONSTRUED TO LIMIT OR EXCLUDE ANY REPRESENTATION OR WARRANTY EXPRESSLY MADE IN THE SUPPLY AGREEMENT.

ARTICLE 10

Limitation of Liability

10.1 LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO (I) DAMAGES ARISING FROM THE GROSS NEGLIGENCE, WILLFUL BREACH OR WILLFUL MISCONDUCT OF A PARTY, (II) ANY DUTY TO INDEMNIFY FOR DAMAGES PURSUANT TO A THIRD PARTY CLAIM UNDER ARTICLE 13 (“INDEMNIFICATION”) AND (III) DAMAGES FOR ANY PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS OR FOR ANY PARTY’S BREACH OF THEIR CONFIDENTIALITY OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFITS, REVENUE OR INTEREST, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

ARTICLE 11

Indemnification; Insurance

11.l Mutual Indemnities; Indemnity Procedures

11.1.1 Indemnity by Suneva.

Suneva shall defend, indemnify and hold harmless Healeon and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Healeon Indemnitees”) from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation, reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) incurred by or awarded to Third Parties (collectively, “Losses”) which are required to be paid by any Healeon Indemnitee in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from any allegations: (i) which if true would constitute a breach by Suneva of any representation, warranty, covenant or other provision set forth in this Agreement, (ii) which if true would constitute negligence or willful misconduct of any of the Suneva Indemnitees (as defined below) or Suneva’s Sublicensees. or (iii) that arise or result from the development, commercialization, manufacture, use, marketing, offer for sale, sale, import, handling, storage, distribution or other disposition of Products by Suneva or its Sublicensees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from or relate to either (A) negligence or willful misconduct of a Healeon Indemnitee (B) the breach of this Agreement by a Healeon Indemnitee (C) any dispute or conflict between a Healeon Indemnitee and a Third Party in existence prior to the Effective Date or (D) any allegation of infringement of any Intellectual Property Rights by a Third Party.

11.1.2 Indemnity by Healeon.

Healeon shall defend, indemnify and hold harmless Suneva and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Suneva lndemnitees”) from and against any and all Losses which are required to be paid by any Suneva Indemnitee in connection with any Third Party Claim against a Suneva Indemnitee to the extent arising from any allegations: (i) which if true would constitute a breach by Healeon of any representation, warranty, covenant or other provision set forth in this Agreement, (ii) which if true would constitute negligence or willful misconduct of any of the Healeon Indemnitees or (iii) that arise or result from the development, commercialization, manufacture, use, marketing, offer for sale, sale, import, handling, storage, distribution or other disposition of Products by a Healeon Indemnitee prior to the Effective Date. The foregoing indemnity obligation shall not apply to the extent that such Losses result from or relate to either (A) negligence or willful misconduct of a Suneva Indemnitee or (B) the breach of this Agreement by a Suneva Indemnitee or (C) any dispute between a Suneva Indemnitee and a Third Party in existence prior to the Effective Date.

11.1.3 Indemnity Procedures.

In the event that either Party intends to seek indemnification for any Third Party Claim under Sections 11.1.1 or 11.1.2, such Party (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by the Indemnifying Party (at the Indemnifying Party’s cost) in the defense of the Third Party Claim. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel. Nothing in this Article 12 or in Article 8 shall permit a Party to make any admission on behalf of the other Party, or to settle or dispose of any claim or litigation which would impose any financial obligations on the other Party, or subject the other Party to an injunction or equitable relief, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

11.2 Insurance

During the Term of this Agreement and for five (5) years thereafter, each Party shall maintain insurance with respect to its activities under this Agreement as is normal and customary in the industry generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

ARTICLE 12

Confidentiality

12.1 Confidentiality and Non-Use

12.1.1 Obligations

Any information relating to a Party’s business, technologies or finances, Intellectual Property Rights (and, in the case of Healeon, any Technical Information) disclosed to the other Party under this Agreement that is marked or otherwise identified as proprietary or confidential at the time of disclosure or that is of such a nature that a reasonable person would understand such information to be proprietary or confidential collectively constitutes that Party’s “Confidential Information.” Neither Party will use the Confidential Information of the other Party for any purpose unrelated to the exercise of its rights or fulfillment of its obligations under this Agreement, and each Party will hold such Confidential Information in confidence during the Term and for a period of ten (10) years after the termination or expiration date of this Agreement (except that Confidential Information identified by a Party as a trade secret shall be held in confidence for as long as such information remains a trade secret). Each Party shall exercise with respect to the Confidential Information of the other Party the same degree of care as the Party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party, other than: (i) to its Affiliates, and those of its and its Affiliates’ respective employees, Sublicensees, consultants, contractors, accountants, attorneys, advisors and agents, as well as to any potential acquirers, investors or lenders and their respective advisors, in each of the foregoing cases who have a need to know and who are bound by materially similar obligations of confidentiality and non-use as those of this Agreement and (ii) by or on behalf of Suneva to any applicable Regulatory Authority in connection with the regulatory approval process for any Product. Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, or its Affiliates’ respective employees, Sublicensees, consultants, contractors, accountants, attorneys, advisors or agents, or any potential acquirers, investors or lenders or their respective advisors.

12.1.2 Exceptions

However, such undertaking of confidentiality (as described in Section 12.1.1) shall not apply to any information or data which:

(i)	the receiving Party lawfully receives without obligation of confidentiality at any time from a Third Party lawfully in possession of same and having the right to disclose same;

(ii)	is, as of the Effective Date, in the public domain, or subsequently enters the public domain through no fault of the receiving Party;

(iii)	is independently developed by the receiving Party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving Party by the disclosing Party; or

(iv)	is publically disclosed pursuant to the prior, written approval of the disclosing Party.

12.1.3 Required Disclosure

If a Party is required to disclose any Confidential Information of the other Party pursuant to Applicable Law or legal process, the first Party shall (i) give prior, written notice of such required disclosure to the other Party, to the extent reasonably practicable, (ii) give reasonable assistance to the other Party, if requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process based on the advice of such Party’s legal counsel; provided, however, that the foregoing requirement shall not apply with respect to any disclosures by Suneva to any applicable Regulatory Authority in connection with the regulatory approval process for any Product.

ARTICLE 13

General Provisions

13.1 Relationship of the Parties

Nothing herein shall be deemed to establish a relationship of principal and agent between Healeon and Suneva, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Healeon and Suneva, or as creating any other form of legal association or arrangement, which would impose liability upon one Party for the act or failure to act of the other Party. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, the parties’ legal relationship under this Agreement to each other shall be that of independent contractors.

13.2 Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either Party without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if a Party is acquired by a Third Party, or if substantially all of the assets of a Party or the business to which this Agreement relates are acquired by a Third Party, then the Party may assign its rights and obligations to said acquiring Third Party without the consent of the other Party.

13.3 Binding Nature and Inurement

This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns. For the avoidance of doubt, a Change of Control will not terminate and is not grounds for termination of this License Agreement or the Supply Agreement.

13.4 Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement (including the Schedules hereto and the Supply Agreement) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, including the Original Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

13.5 Further Assurances

From time to time during the Term, at the reasonable request of either Party, the other Party shall execute and deliver such documents and take such other action as the requesting Party may reasonably request to consummate more effectively the transactions contemplated hereby.

13.6 Governing Law

This Agreement, and any disputes arising directly or indirectly from this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to its conflict-of-laws rules. The parties agree that any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in San Diego County, California. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

13.7 Public Announcements

Except as may be expressly permitted under Article 13 or mandated by Applicable Laws or the rules of any stock exchange, neither Party will make any public announcement of any information regarding this Agreement without the prior written consent of the other Party. Once any statement is approved for disclosure by the parties, either Party may make a subsequent public disclosure containing the same information disclosed in such prior public announcement without further approval of the other Party.

13.8 Notices

All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, one (1) business day after being sent by major overnight courier, or four (4) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each Party at its respective address set forth below (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other parties hereto).

If to Healeon:

1111 Rancho Conejo Blvd #204

Newbury Park, CA 91320

Attn: Chief Executive Officer

If to Suneva:

5870 Pacific Center Blvd

San Diego, CA 92121

Attn: Chief Executive Officer

13.9 Payment of Own Fees and Expenses

Each of Suneva and Healeon shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

13.10 Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.11 Waiver

The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. Any waiver of any rights or failure to act in a specific instance must be, with respect any waiver, provided in writing to be effective and relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

13.12 Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, the use of the terms “include”, “includes” and “including” are not limiting.

13.13 Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement by their duly authorized representatives,

SUNEVA MEDICAL, INC.		HEALEON MEDICAL, INC.

HEALEON MEDICAL LTD.

By:	/s/ Preston Romm	By:	/s/ Jeff Greiner
Name:	Preston Romm	Name:	Jeff Greiner
Title:	President & CEO	Title:	CEO